Exhibit 99.1

AG&E Holdings Inc. Reports

Second Quarter 2017 Financial Results

— Revenues up 132% to $3.3 million —

Hammonton, New Jersey – August 14, 2017 --- AG&E Holdings Inc. (OTCQB - AGNU), whose wholly-owned subsidiary, American Gaming & Electronics, Inc., is one of the largest supply companies in the gaming industry, announced financial results today for the quarter ended June 30, 2017.

Second Quarter Financial Highlights

●	Revenues were $3.3 million, up $1.9 million from the comparable prior year period
●	Net loss reduced to $(0.3) million, which is $0.5 million less than the prior year

Financial Results

Net sales for the second quarter of 2017 totaled $3.3 million compared to $1.4 million in the second quarter of 2016. The increase in revenue of $1.8 million is primarily attributed to the acquisition of Advanced Gaming Associates LLC (AGA) in late 2016.

For the second quarter, AG&E reported a net loss of $(0.3) million, or $(0.02) per share which included intangible amortization of $54,000 associated with the acquisition of AGA. For the second quarter of 2016 AG&E reported a net loss of $(0.8) million, or $(0.07) per share which includes transaction related costs of $0.3 million. This represents an increase in net income of $0.5 million compared to the prior year quarter.

For the six-month period ended June 30, 2017, AG&E reported revenue of $6.4 million compared to $3.4 million in the same six-month period of 2016. The increase in revenue of $3.0 million is primarily attributed to the acquisition of Advanced Gaming Associates LLC (AGA) in late 2016.

AG&E reported a net loss of $(0.7) million or $(0.04) per share for the six-months ended June 30, 2017 which included transaction related costs of $50,000 and intangible amortization associated with the acquisition of AGA of $0.1 million. The Company reported a net loss of $(1.6 million), or $(0.13) per share, which included transaction related costs of $(0.4) million for the six-month period of 2016.

"We are pleased to announce that along with our revenue growth of 132% to $3.3 million in the second quarter, we are continuing to show steady improvements in our bottom line,” said Anthony Tomasello, CEO and President. "Although we are showing a net loss of $(0.3) million for the second quarter, this is an improvement of $0.1 million from the first quarter 2017 and an improvement of $0.5 million when compared to second quarter 2016.

Mr. Tomasello continued, “We are also pleased to announce that we will be working with Image Power to supply slot technicians to maintain all technical operations on the casino floor at several Maryland-based casinos. In our opinion this is a step towards the future that allows the operator to control staffing levels and still have a qualified work force for both regular and high volume periods. The economic savings is considerable for the operator and includes other beneficial services such as inventory control, preventative maintenance and a large back up staff for projects.”

We have also focused on enhancing our relationships with equipment manufacturers. To that effect, we have recently entered into a distribution and service agreement with GameCo Inc a leading manufacturer of skill based casino machines geared to the millennial player. The Company is presently in negotiations with several other equipment manufacturers regarding distribution agreements.

About AG&E Holdings Inc.

AG&E Holdings Inc. is one of the largest suppliers of gaming parts, electronic components and technical labor, both domestically and internationally. AG&E is strategically located in Las Vegas, New Jersey, Florida and Illinois and its distribution chain reaches the Caribbean and Puerto Rico, Canada, and Eastern and Western Europe. AG&E also serves as the national warranty center for a major supplier of bill acceptors in the industry. It provides repair service for all types of monitors and bill validators and sells a wide array of products detailed on its web site http://www.agegaming.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for such forward-looking statements. The words “believe”, “expect”, “anticipate”, “estimate”, “will”, and other similar statements of expectation identify forward-looking statements. Those statements include statements regarding the intent, belief or expectations of the Company and its management. Readers are cautioned that the forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those expressed in any forward-looking statement. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, development of competing technologies, availability of adequate credit, interruption or loss of supply from key suppliers, increased competition, changes in economic conditions, the regulatory process and regulatory and legislative changes affecting the gaming industry. AG&E Holdings Inc. assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Contact: Paul Knopick

E&E Communication

940.262.3584

pknopick@eandecommunications.com

Financial Table on Following Page

AG&E Holdings Inc

Consolidated Statements of Operations (Unaudited)

Three Months and Six Months Ended June 30, 2017 and 2016

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Net sales	$3,261	$1,402	$6,449	$3,351
Cost of sales	2,243	968	4,461	2,446
Gross margin	1,018	434	1,988	905
Selling & administrative expenses	1,241	1,042	2,530	2,096
Transaction related costs	0	263	50	402
Amortization	54	0	108	0
Operating loss	(277)	(871)	(700)	(1,593)
Other expense (income):
Interest	12	0	24	0
Other income	0	(34)	0	(38)
Loss before income tax	$(289)	$(837)	$(724)	$(1,555)
Income tax expense	1	0	1	1
Net loss	$(290)	$(837)	$(725)	$(1,556)

Basic and Diluted net loss per share:	$(0.02)	$(0.07)	$(0.04)	$(0.13)

Basic and diluted average common shares outstanding	16,953,176	11,649,360	16,953,176	11,649,360